EXHIBIT 99.2

P.O. Box 25099 ☐ Richmond, VA 23260 ☐ Phone: (804) 359-9311 ☐ Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	4:00 p.m. EST
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
	Email:	investor@universalleaf.com

Universal Corporation Announces Strong Third Quarter Results

Richmond, VA, February 7, 2007 / PRNEWSWIRE

Allen B. King, Chairman and Chief Executive Officer of Universal Corporation (NYSE:UVV) announced a significant improvement in third quarter earnings, noting that income from continuing operations for the quarter ended December 31, 2006, was $35.8 million, or $1.17 per diluted share, compared to a loss of $349 thousand, or $0.01 per diluted share, last year. Income from continuing operations in the current period included about $3.5 million in impairment costs ($0.07 per diluted share) related to the value of long-lived assets. Income from continuing operations in fiscal year 2006 included $24 million in restructuring and impairment costs ($0.60 per diluted share) related to the closure of the Company’s Danville, Virginia, factory. Results were significantly improved over last year’s third quarter due to improved results in all reportable segments as well as reduced restructuring and impairment costs. Revenues in the quarter were $516 million, up 8.4% from the same period last year. Net income for the quarter, which includes results from discontinued operations, was $24.1 million, or $0.79 per diluted share, compared to a net loss of $5.7 million, or $0.22 per diluted share, last year.

For the nine months ended December 31, 2006, income from continuing operations also was strong at $59.3 million, or $1.87 per diluted share, including the effect of the impairment charges in the third quarter as well as charges recognized earlier in the fiscal year. Those earlier charges comprised a $12.3 million impairment charge on long-lived assets in Zambia, on which no tax benefit was recognized, and a $4.9 million valuation allowance on deferred tax assets there. The total effect of those restructuring and impairment charges and the valuation allowance in fiscal year 2007 was a reduction of net income of $19.5 million, or $0.74 per diluted share. Last year’s income from continuing operations was $22.3 million, or $.87 per share, including the effect of the U.S. restructuring and impairment charges of $24 million, or $0.59 per diluted share. On an after-tax basis, the nine-month restructuring and impairment costs were higher in the current year when combined with the related tax valuation allowance in Zambia; however, income from continuing operations showed a marked improvement over last year, reflecting better results in all reportable segments. Revenues for the nine months increased by about 10%, to $1.5 billion. Net income for the nine months was $24.8 million, or $0.54 per diluted share, compared to $32.7 million, or $1.27 per diluted share, last year.

Mr. King noted, “The remainder of the fiscal year is expected to benefit from seasonal shipping patterns for North American, African, and European tobaccos while other origins move toward seasonally low periods. Although we have seen improvements this year from steps we took last year and a better South American crop, we will continue our efforts to improve our worldwide operations and to eliminate unproductive operations and assets. We have been disappointed with results from our flue-cured growing projects in Africa, and we are taking the necessary steps to reduce our costs and improve margins there. While it will take time to restore our profitability to prior levels in all of our operations, we have made substantial progress. Our debt levels have been significantly reduced, our balance sheet has strengthened, and we are beginning to see the results of our efforts reflected in reported earnings.”

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Universal Corporation

Universal modified its segment reporting because of its decision to sell its non-tobacco operations. With this change, effective for this quarter, the worldwide leaf tobacco business represents the Company’s continuing operations. The tobacco operations have been classified into three reportable segments. The flue-cured and burley leaf tobacco operations are reported in two segments – North America and Other Regions. The Company reports Other Tobacco Operations as one segment.

Flue-cured and burley operations earned $69.5 million in the third fiscal quarter, more than double last year’s performance of $33.5 million. Operating income for the North America segment improved by $8.7 million, or 74%, primarily due to increased export and processing volumes, cost savings related to last year’s closure of the Danville, Virginia, facility, sales of tobacco purchased from the stabilization cooperatives, and better pricing. Increased volumes and pricing were also responsible for that segment’s increase in revenues. Other Regions also reported significantly higher segment operating income for the quarter due to better pricing and improved sales mix, and comparisons were further improved by the absence of amounts recorded in last year’s third quarter, including start-up costs of $4 million in the Company’s Mozambique facility and lower of cost or market adjustments of $10.4 million on its flue-cured projects in Africa. Similar lower cost or market adjustments on the African flue-cured projects of about $13 million were made in the second quarter of this year. Revenues for Other Regions were $333 million, representing an increase of $14 million, or about 4%.

For the nine months ended December 31, 2006, flue-cured and burley operations earned $140 million, up $46 million from last year. Results of the North America segment improved by $17 million, and the primary factors causing that improvement were similar to those of the third fiscal quarter. During the period, the North America segment also benefited from $3 million in gains on the sale of property and equipment and carryover sales of prior year tobacco. North America revenues increased by $71 million, or 38%, principally due to carryover sales of old crop tobacco. Other Regions’ results also increased, primarily due to better pricing and sales mix. Although operating improvements were evident in many of the African operations, additional provisions for farmer receivables totaling approximately $18 million, most of which were recorded earlier in the year, offset those benefits for the nine months. In addition, comparisons benefited from the absence of losses incurred in the Company’s Zimbabwe operations prior to their deconsolidation last year. Finally, Other Regions’ results also reflected the favorable resolution of a tax case in South America that resulted in the recovery of $8.5 million in revenue taxes and interest. The recovery was recorded as part of sales and other operating revenues. Other Regions’ revenues for the nine months increased by 4.7% primarily due to higher volumes in Asia and higher sales prices in South America, mostly because of increased farmer prices and the strong local currency in Brazil.

Other Tobacco Operations also showed substantial improvement in both the quarter and nine-month period. Revenues for this segment increased by $10 million in the quarter and $15 million for the nine-month period, primarily due to volume increases. The dark air-cured operations benefited from higher sales volumes for wrapper and increased leaf sales and some increase in processing volume for both periods, as well as the absence of exchange losses incurred in the prior year. The Company’s 49%-owned Oriental tobacco joint venture benefited from improved product mix and the absence of currency-related losses experienced last year, which were sufficient to offset the impact of lower customer deliveries.

The consolidated effective income tax rates for continuing operations for the three and nine months ended December 31, 2006, were approximately 37% and 43%, respectively. The rate for the quarter is higher than the 35% U.S. marginal corporate tax rate due primarily to excess foreign taxes in countries where the tax rate exceeds the U.S. tax rate. For the nine months, in addition to this factor, the tax rate is higher because no income tax benefit was provided on an impairment charge of $12.3 million recorded in the first quarter to reduce the carrying value of certain growing projects in Zambia to fair value, and a valuation allowance of $4.9 million was provided on deferred tax assets related to prior year operating losses in Zambia that the Company no longer expects to realize. The higher effective tax rate generated by those items was partially offset by a reduction in the allowance on deferred tax assets of $4.1 million due to the combined effect of the Company’s current U.S. tax position and the method of attributing income taxes to discontinued operations under the applicable accounting guidance. Without these items, Universal’s effective income tax rate for the year is estimated at approximately 38%.

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Universal Corporation

The loss from discontinued operations in the third quarter of fiscal year 2007 was $11.7 million, or $0.38 per diluted share, which primarily represented an impairment charge related to the Company’s plan to sell its remaining non-tobacco businesses. Universal announced that plan in December 2006, and reclassified operating results, assets, and liabilities related to those operations to discontinued operations.

For the nine months ended December 31, 2006, the loss from discontinued operations was $34.5 million, or $1.33 per diluted share. Results from discontinued operations for the nine months reflected the operating results and estimated effects of selling the Company’s non-tobacco businesses, the largest part of which was completed in the second fiscal quarter.

During the second quarter, Universal completed the sale of the non-tobacco businesses managed by its wholly owned subsidiary, Deli Universal Inc. Those businesses were its lumber and building products distribution segment and a substantial portion of its agri-products segment. The total value of the transaction was $567 million. After selling and other expenses, the net value was approximately $552 million. The Company’s financial statements now report the results and financial position of the businesses that were sold as discontinued operations. The value of the transaction is subject to refinement, which could result in future adjustments. Those adjustments could also affect the loss on the sale. No adjustments were made in the third quarter.

Additional information

The information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2006.

At 5:00 p.m. (Eastern Time) today, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site for three months. A taped replay of the call will also be available for one week by dialing 888-203-1112. The confirmation number to access the replay is 2454091.

Headquartered in Richmond, Virginia, Universal Corporation (NYSE:UVV) is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. Universal has announced plans to sell its non-tobacco businesses. The revenues of its tobacco business for the fiscal year ended March 31, 2006, were $1.8 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$515,914	$475,729	$1,509,975	$1,375,345
Costs and expenses
Cost of goods sold	378,348	376,813	1,139,393	1,084,991
Selling, general and administrative expenses	63,010	63,549	212,537	184,940
Restructuring and impairment costs	3,519	23,861	15,808	23,861

Operating income	71,037	11,506	142,237	81,553
Equity in pretax earnings of unconsolidated affiliates	9,570	6,104	5,302	3,887
Interest expense	14,347	16,966	41,961	45,270

Income before income taxes and other items	66,260	644	105,578	40,170
Income taxes	24,805	(353)	45,203	17,885
Minority interests	5,676	1,346	1,085	(1)

Income (loss) from continuing operations	35,779	(349)	59,290	22,286

Discontinued operations:
Operating results of discontinued operations, net of income taxes	(552)	(5,320)	9,953	10,378
Loss on sale of businesses, net of income taxes	—	—	(33,285)	—
Impairment charge on businesses held for sale, net of income taxes	(11,122)	—	(11,122)	—

Income (loss) from discontinued operations, net of income taxes	(11,674)	(5,320)	(34,454)	10,378

Net income (loss)	24,105	(5,669)	24,836	32,664
Dividends on convertible perpetual preferred stock	(3,713)	—	(10,973)	—

Earnings (loss) available to common shareholders	$20,392	$(5,669)	$13,863	$32,664

Basic earnings (loss) per common share:
From continuing operations	$1.24	$(0.01)	$1.87	$0.87
From discontinued operations:
Operating results	(0.02)	(0.21)	0.39	0.40
Loss on sale of businesses	—	—	(1.29)	—
Impairment charge on businesses held for sale	(0.43)	—	(0.43)	—

Total from discontinued operations	(0.45)	(0.21)	(1.33)	0.40

Net income (loss)	$0.79	$(0.22)	$0.54	$1.27

Diluted earnings (loss) per common share:
From continuing operations	$1.17	$(0.01)	$1.87	$0.87
From discontinued operations:
Operating results	(0.02)	(0.21)	0.39	0.40
Loss on sale of businesses	—	—	(1.29)	—
Impairment charge on businesses held for sale	(0.36)	—	(0.43)	—

Total from discontinued operations	(0.38)	(0.21)	(1.33)	0.40

Net income (loss)	$0.79	$(0.22)	$0.54	$1.27

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	December 31, 2006	December 31, 2005	March 31, 2006
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$220,438	$24,756	$62,486
Accounts receivable, net	289,548	273,983	212,639
Advances to suppliers, net	83,629	128,715	119,131
Accounts receivable - unconsolidated affiliates	43,709	878	16,675
Inventories - at lower of cost or market:
Tobacco	656,329	712,396	666,708
Other	45,553	50,860	42,746
Prepaid income taxes	2,831	5,808	3,769
Deferred income taxes	27,443	12,826	22,078
Other current assets	52,511	40,496	47,338
Current assets of discontinued operations	75,482	598,778	609,028

Total current assets	1,497,473	1,849,496	1,802,598
Property, plant and equipment
Land	17,141	17,696	16,796
Buildings	250,281	266,829	252,148
Machinery and equipment	521,608	568,715	537,343

	789,030	853,240	806,287
Less accumulated depreciation	(408,408)	(413,238)	(394,830)

	380,622	440,002	411,457
Other assets
Goodwill and other intangibles	104,265	105,665	105,802
Investments in unconsolidated affiliates	94,242	83,953	95,988
Deferred income taxes	92,879	86,334	85,994
Other noncurrent assets	159,133	184,727	182,482
Noncurrent assets of discontinued operations	—	209,203	217,020

	450,519	669,882	687,286

Total assets	$2,328,614	$2,959,380	$2,901,341

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	December 31, 2006	December 31, 2005	March 31, 2006
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Notes payable and overdrafts	$169,283	$352,126	$318,710
Accounts payable	192,797	181,690	194,862
Accounts payable - unconsolidated affiliates	10,730	245	2,727
Customer advances and deposits	122,086	139,081	98,750
Accrued compensation	13,858	11,038	16,996
Income taxes payable	34,366	11,135	11,806
Current portion of long-term obligations	22,513	169,391	8,537
Current liabilities of discontinued operations	15,816	284,796	285,418

Total current liabilities	581,449	1,149,502	937,806

Long-term obligations	548,769	771,750	762,201

Postretirement benefits other than pensions	45,733	44,785	45,560

Other long-term liabilities	112,489	103,604	123,227

Deferred income taxes	34,038	24,755	31,072

Noncurrent liabilities of discontinued operations	—	24,317	18,805

Total liabilities	1,322,478	2,118,713	1,918,671

Minority interests	14,934	32,460	17,799

Shareholders’ equity
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 authorized shares, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 authorized shares, 220,000 issued and outstanding shares (none at December 31, 2005, and 200,000 at March 31, 2006)	213,024	—	193,546
Common stock, no par value, 100,000,000 authorized shares, 25,923,058 issued and outstanding shares (25,715,109 at December 31, 2005, and 25,748,306 at March 31, 2006)	130,564	118,933	120,618
Retained earnings	678,289	733,783	697,987
Accumulated other comprehensive loss	(30,675)	(44,509)	(47,280)

Total shareholders’ equity	991,202	808,207	964,871

Total liabilities and shareholders’ equity	$2,328,614	$2,959,380	$2,901,341

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Nine Months Ended December 31,
	2006	2005
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS:
Net income	$24,836	$32,664
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Net loss (income) from discontinued operations	34,454	(10,378)
Depreciation	36,662	35,607
Amortization	1,488	2,428
Provisions for losses on advances to suppliers	30,250	9,020
Restructuring and impairment costs	15,808	23,861
Other, net	1,807	(9,461)
Changes in operating assets and liabilities, net	(30,986)	(84,378)

Net cash provided (used) by operating activities of continuing operations	114,319	(637)

CASH FLOWS FROM INVESTING ACTIVITIES OF CONTINUING OPERATIONS:
Purchase of property, plant and equipment	(20,915)	(48,071)
Proceeds from sale of businesses, less $20,345 cash of businesses sold	379,379	—
Proceeds from sale of property, plant, and equipment and other	1,494	1,955

Net cash provided (used) by investing activities of continuing operations	359,958	(46,116)

CASH FLOWS FROM FINANCING ACTIVITIES OF CONTINUING OPERATIONS:
Issuance (repayment) of short-term debt, net	(118,814)	73,488
Repayment of long-term debt	(200,000)	(20,662)
Issuance of convertible perpetual preferred stock, net of issuance costs	19,478	—
Issuance of common stock	5,910	1,413
Dividends paid on common stock	(33,561)	(32,644)
Dividends paid on convertible perpetual preferred stock	(10,973)	—
Other	(1,325)	(4,029)

Net cash provided (used) by financing activities of continuing operations	(339,285)	17,566

Net cash provided (used) by continuing operations	134,992	(29,187)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities of discontinued operations	36,776	55,154
Net cash used by investing activities of discontinued operations	(9,417)	(23,403)
Net cash used by financing activities of discontinued operations	(6,766)	(30,425)

Net cash provided by discontinued operations	20,593	1,326

Effect of exchange rate changes on cash	74	(145)

Net increase (decrease) in cash and cash equivalents	155,659	(28,006)
Cash and cash equivalents of continuing operations at beginning of year	62,486	54,089
Cash and cash equivalents of discontinued operations at beginning of year	4,147	4,536
Less: Cash and cash equivalents of discontinued operations at end of period	1,854	5,863

Cash and cash equivalents at end of period	$220,438	$24,756

Significant non-cash items from investing activities of continuing operations for the nine months ended December 31, 2006, included the buyer’s assumption of $153,560 of notes payable and overdrafts with the sale of businesses.

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (the “Company” or “Universal”), has operations in tobacco and agri-products. Previously, the Company also had operations in lumber and building products; however, those businesses, along with a portion of its agri-products operations, were sold on September 1, 2006. In December 2006, the Company adopted a plan to sell the remaining agri-products operations. Those businesses are held for sale and reported as discontinued operations as of December 31, 2006, in the accompanying financial statements, and an impairment charge was recorded to reduce their carrying value to estimated fair value, less costs to sell. The Company’s worldwide tobacco business now represents its continuing operations.

Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This press release should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

NOTE 2. GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At December 31, 2006, total exposure under subsidiaries’ guarantees issued for banking facilities of Brazilian farmers was approximately $228 million. About 66% of these guarantees expire within one year, and nearly all of the remainder expire within five years. The Company withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party bank. Failure of farmers to deliver sufficient quantities of tobacco to the Company to cover their obligations to third-party banks could result in a liability for the Company under the related guarantee; however, in that case, the Company would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount, $228 million, and any unpaid accrued interest. The accrual recorded for the value of the guarantees was approximately $12 million and $6 million at December 31, 2006 and 2005, respectively, and approximately $8 million at March 31, 2006.

The Company has disclosed contingent liabilities related to several legal matters in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. Among those matters was a California jury award of $25 million in punitive damages and $0.2 million in compensatory damages to the plaintiffs in a case involving an employment matter at one of the Company’s agri-products subsidiaries. In December 2006, upon motion of the Company, the trial court substantially reduced the punitive damages to approximately $1.25 million, brining the total amount of the award to approximately $1.45 million. In January 2007, plaintiffs filed a motion for attorneys’ fees, which is pending before the trial court. The plaintiffs have also filed a notice of appeal with the appeals court seeking, in part, a review of the decision of the lower court to reduce the amount of the award. The Company and the other defendants have also filed a notice of appeal, as the Company believes there are errors in the decision of the court despite the significant reduction in punitive damages. The Company has accrued the probable liability that it ultimately expects to incur in this case, which includes the compensatory and punitive damages awarded by the trial court and outside counsel’s estimate of the likely attorneys’ fees that may be awarded. While the Company feels confident in its assessment of its probable liability, additional charges could be incurred in a future period in an amount material to the Company’s financial statements if the ultimate liability, including attorneys’ fees for certain of the plaintiffs, significantly exceeds the amount accrued to date.

In addition to the above-mentioned matters, various subsidiaries of the Company are involved in other litigation incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

Universal previously evaluated and reported performance for the following three operating segments, which were based on product categories: tobacco, lumber and building products, and agri-products. The Company has approved a plan to sell its remaining agri-products businesses, following the sale of its lumber and building products segment and a portion of its agri-products segment in September 2006. With these changes, effective for the quarter ended December 31, 2006, the Company’s worldwide leaf tobacco business represents its continuing operations. This business involves selecting, buying, processing, packing, storing, shipping, and financing leaf tobacco for sale to, or for the account of, manufacturers of consumer tobacco products throughout the world. Through various operating subsidiaries located in tobacco-growing countries around the world and a significant ownership interest in an unconsolidated affiliate, the Company processes and/or sells flue-cured and burley tobaccos, dark air-cured tobaccos, and oriental tobaccos. Flue-cured, burley, and oriental tobaccos are used principally in the manufacture of cigarettes, and dark air-cured tobaccos are used mainly in the manufacture of cigars, pipe tobacco, and smokeless tobacco products. A substantial portion of the Company’s revenues are derived from sales to a limited number of large, multinational cigarette manufacturers.

The principal approach used by management to evaluate the performance of the Company’s tobacco business is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. Oriental tobacco operations consist principally of a 49% interest in an affiliate, and performance of those operations is evaluated based on the Company’s equity in the pretax earnings of that affiliate. Under this structure, the Company has the following primary operating segments: North America, South America, Africa, Europe, Asia, Dark Air-Cured, Special Services, and Oriental. North America, South America, Africa, Europe, and Asia are primarily involved in flue-cured and/or burley leaf tobacco operations for supply to cigarette manufacturers. From time to time, the segments may trade in tobaccos that differ from their main varieties, but those activities are not significant to their overall results.

The five regional operating segments serving the Company’s cigarette manufacturer customer base share similar characteristics in the nature of their products and services, production processes, class of customer, product distribution methods, and regulatory environment. Based on the applicable accounting guidance, four of the regions – South America, Africa, Europe, and Asia – are aggregated into a single reporting segment because they also have similar economic characteristics. North America is reported as an individual operating segment because its economic characteristics are dissimilar from the other regions, as its operations do not require significant working capital investments for crop financing and inventory, and toll processing is an important source of its operating income. The Dark Air-Cured, Special Services and Oriental segments, which have dissimilar characteristics in some of the categories mentioned above, are reported as “other tobacco operations” because each is below the measurement threshold for separate reporting.

Universal incurs overhead expenses related to senior management, finance, legal, and other functions that are centralized at its corporate headquarters, as well as functions performed at several sales and administrative offices around the world. These overhead expenses are allocated to the various operating segments, generally on the basis of tobacco volumes processed and/or sold. Management believes this method of allocation is representative of the value of the related services provided to the operating segments. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for the interim periods ended December 31, 2006 and 2005, were as follows:

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Universal Corporation

	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005
(in thousands of dollars)

SALES AND OTHER OPERATING REVENUES

Flue-cured and burley leaf tobacco operations:
North America	$124,620	$108,372	$254,990	$184,154
Other regions (1)	333,189	319,308	1,083,851	1,035,308

Subtotal	457,809	427,680	1,338,841	1,219,462
Other tobacco operations (2)	58,105	48,049	171,134	155,883

Consolidated sales and other operating revenues	$515,914	$475,729	$1,509,975	$1,375,345

OPERATING INCOME (LOSS)

Flue-cured and burley leaf tobacco operations:
North America	$20,361	$11,675	$28,058	$11,053
Other regions (1)	49,121	21,853	112,423	83,114

Subtotal	69,482	33,528	140,481	94,167
Other tobacco operations (2)	14,644	7,943	22,866	15,134

Segment operating income	84,126	41,471	163,347	109,301

Less:
Equity in pretax earnings of unconsolidated affiliates (3)	9,570	6,104	5,302	3,887
Restructuring and impairment costs (4)	3,519	23,861	15,808	23,861

Consolidated operating income	$71,037	$11,506	$142,237	$81,553

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)	Includes Dark Air-Cured, Special Services and Oriental, as well as inter-company eliminations. Oriental does not contribute significantly to the reported amounts for sales and other operating revenues because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.
(3)	Item is included in segment operating income, but not included in consolidated operating income.
(4)	Item is not included in segment operating income, but is included in consolidated operating income.

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